Exhibit 5.1

December 20, 2019

OpGen, Inc. 708 Quince Orchard Road Suite 205 Gaithersburg, Maryland 20878

RE: OpGen, Inc. Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), in connection with the preparation of an Amendment No. 1 to a Registration Statement on Form S-4 (Registration No. 333-234657) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 20, 2019, with respect to the registration of 2,662,564 shares of the Company’s common stock (the “Shares”) for issuance pursuant to that certain Implementation Agreement, dated as of September 4, 2019, by and among OpGen, Inc., Crystal GmbH, and Curetis N.V. (the “Implementation Agreement”).

The Shares are to be issued by the Company as described in the proxy statement/prospectus that is part of the Registration Statement (the “Prospectus”) upon the closing of the transaction contemplated by the Implementation Agreement.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Certificate of Correction to the Amended and Restated Certificate of Incorporation; (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock; (iv) the Amended and Restated Bylaws of the Company; (v) the Registration Statement and the exhibits thereto; (vi) the Prospectus; (vii) such other corporate records, agreements, documents and instruments; and (viii) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares are duly authorized, and, when issued in accordance with the terms and conditions of the Implementation Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the laws of the State of Delaware, the laws of the State of New York and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP